EXHIBIT 21.1

SUBSIDIARIES OF POWELL INDUSTRIES, INC.

Name of Subsidiary	Incorporated
Powell Industries, Inc.	Delaware
Powell Electrical Systems, Inc.	Delaware
Powell Industries International, Inc.	Delaware
Powell Industries International B.V.	Netherlands
Powell International B.V.	Netherlands
Powell (UK) Limited	United Kingdom
Powell Industries Asia, Pte, Ltd.	Singapore
Powell Canada B.V.	Netherlands
Powell Canada Inc.	Canada
Powell (Middle East) B.V.	Netherlands
Powell B.V.	Netherlands
Powell Equipment (Mexico) SA de CV	Mexico
Powell Trading (Mexico) SA de CV	Mexico